Exhibit 99.1

AMRI Realigns Discovery and Development Services to Support Customer Demand

Albany, NY (April 16, 2014) – AMRI (NASDAQ: AMRI) today announced that it will be transitioning Discovery and Development Services (DDS) activities at its Syracuse, N.Y. site to other sites within AMRI and will cease operations in Syracuse by the end of June 2014. The actions taken today are consistent with AMRI’s ongoing efforts to consolidate its facility resources to more effectively utilize its discovery and development resource pool and to further reduce its facility cost structure.

“The decision we have made, while difficult for our colleagues in Syracuse, reflects the continued evolution of AMRI’s business to better align our operations to most efficiently support our customer needs, while preserving the skills and capabilities that our customers demand as they return to greater utilization of their outsourcing partners,” said William S. Marth, AMRI’s president and chief executive officer. “We remain committed to our total integrated discovery and development services platform and the capabilities for which Syracuse has become distinguished, and we will be transitioning and consolidating those activities to other sites within AMRI.”

AMRI’s Syracuse Research Center provides services to the global pharmaceutical industry including chemical process research and development, custom chemical synthesis and scale-up of pharmaceuticals intermediates and final products. As part of the transition, Syracuse DDS capabilities and some employees will be transferred to a number of AMRI facilities, including Albany, N.Y.; Cedarburg, Wis.; Holywell, U.K. and Hyderabad, India. AMRI expects to finalize transition plans by the end of April 2014 and anticipates no interruption to current or future projects, which require Syracuse specific capabilities.

AMRI estimates that it will incur certain one-time cash and non-cash charges related to the reduction in force and other transition activities between $5.75 - $6.50 million, which includes $3.75 - $4.25 million in non-cash fixed asset impairment charges. Cash charges will consist of $2.0 - $2.25 million for employee and other related costs and will primarily be paid during the second half of 2014. The Company expects the majority of these charges to be recorded in the second and third quarters of 2014. AMRI expects the actions announced today will generate annual run-rate savings of approximately $1.5 million.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, without limitation, statements regarding the amount and timing of charges in connection with the restructuring; the goals of the restructuring; the reduction in annual costs; and the timing of the spending involved with the restructuring. The forward-looking statements in this release involve risks and uncertainties that could cause our actual results to differ materially from those anticipated in these forward-looking statements, including, without limitation: if the restructuring fails to produce the intended cost savings or is not implemented in the contemplated timeframe, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on March 17, 2014, and the company's other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the information provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development and manufacturing services. For over 22 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers with informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Contacts:
Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Rothe, AMRI Communications, 518-512-2512